Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   August 11, 2016-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2016. Energy Services earned revenues of $43.4 million and $105.8 million for the three and nine months ended June 30, 2016, respectively. Gross profits were $4.0 million and $9.3 million for the three and nine months ended June 30, 2016, respectively. Net income available to common shareholders was $1.0 million and $1.3 million for the three and nine months ended June 30, 2016, respectively. The Company had adjusted EBITDA of $3.0 million ($0.21 per share) and $5.5 million ($0.39 per share) for the three and nine months ended June 30, 2016, respectively. The backlog at June 30, 2016 was $77.0 million.

Below is a comparison of the Company’s operating results for the three and nine months ended June 30, 2016 and 2015:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue	$43,370,975	$35,120,857	$105,750,087	$79,137,465

Cost of revenues	39,391,420	32,192,692	96,436,182	72,859,295

Gross profit	3,979,555	2,928,165	9,313,905	6,278,170
Selling and administrative expenses	1,588,076	1,514,546	5,646,252	5,061,144
Income from operations	2,391,479	1,413,619	3,667,653	1,217,026

Other income (expense)
Interest income	-	1,278	-	1,278
Other nonoperating income (expense)	(48,358)	11,395	(72,420)	17,208
Interest expense	(204,491)	(200,205)	(636,412)	(542,338)
Gain on sale of equipment	24,136	56,903	137,657	152,296
	(228,713)	(130,629)	(571,175)	(371,556)
Income from continuing operations before income taxes	2,162,766	1,282,990	3,096,478	845,470

Income tax expense	1,085,541	503,352	1,530,632	405,260
Income from continuing operations	1,077,225	779,638	1,565,846	440,210

Dividends on preferred stock	77,250	77,250	231,750	231,750
Income from continuing operations available to common shareholders	999,975	702,388	1,334,096	208,460

Income from discontinued operations net of tax benefit	-	4,176	-	13,170
Net income available to common shareholders	$999,975	$706,564	$1,334,096	$221,630

Revenues for the three months ended June 30, 2016 increased $8.3 million compared to the same time period in 2015 primarily due to a $4.8 million revenue increase in petroleum and gas work, a $2.8 million revenue increase in electrical and mechanical services, and a $700,000 revenue increase in water and sewer and other ancillary projects. Revenues for the nine months ended June 30, 2016 increased $26.7 million compared to the same time period in 2015 primarily due to a $10.3 million revenue increase in petroleum and gas work, a $12.6 million revenue increase in electrical and mechanical services, and a $3.8 million revenue increase in water and sewer and other ancillary projects. Gross profit percentages for the three and nine months ended June 30, 2016 were 9.2% and 8.8%, respectively, compared to 8.3% and 7.9% for the same time periods in 2015.

Douglas Reynolds, President, commented on the announcement. “We are very excited with the operating results for the first nine months of fiscal year 2016. The $105.8 million in revenue represents the third largest volume of nine month revenue to start a fiscal year and the $9.3 million gross profit is the second largest for the first nine months of any fiscal year.” Reynolds continued, “We are currently working on several major projects and are pleased with how those are progressing. We are still expecting to be very busy through the first quarter of fiscal year 2017. At June 30, 2016, we had a backlog of $77.0 million, which does not include a $10.0 million recently awarded project that will begin in March 2017.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share:

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Net income available to common shareholders	$999,975	$706,564	$1,334,096	$221,630

Add: Income tax expense	1,085,541	499,176	1,530,632	392,090

Add: Dividends on preferred stock	77,250	77,250	231,750	231,750

Add: Interest expense	204,491	200,205	636,412	542,338

Less: Non-operating (income) expense	24,222	(69,576)	(65,237)	(170,782)

Add: Depreciation expense	637,884	842,130	1,863,496	2,582,252
Adjusted EBITDA	$3,029,363	$2,255,749	$5,531,149	$3,799,278
Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
Adjusted EBITDA per common share	$0.21	$0.16	$0.39	$0.27

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact:

Douglas Reynolds, President

304-522-3868